EMPLOYMENT AGREEMENT
                             --------------------

         AGREEMENT made as of the 1st day of January, 1996, by and between THE CARE GROUP, INC., a Delaware corporation (the "Corporation") having an office at One Hollow Lane, Lake Success, New York 11042, and ANN T. MITTASCH, an individual residing at 6 Pheasant Run, Old Westbury, New York (the "Executive").


                                  WITNESSETH
                                  ----------

         WHEREAS, the Corporation desires to continue to employ the Executive to perform executive and other services for the Corporation, and the Executive desires to accept such employment, all on the terms and conditions of this Agreement;

         NOW, THEREFORE, in consideration of the mutual obligations set forth herein, the Corporation and the Executive agree as follows:

         1. TERM: The term of this Agreement shall be five (5) years, commencing on January 1, 1996 and ending December 31, 2000, subject to earlier termination as provided herein.

         2. EMPLOYMENT: The Corporation hereby employs the Executive for the term of this Agreement to serve as Chairman and President of the Corporation, and the Executive hereby accepts such employment, on the terms and conditions set forth in this Agreement.

         3.   SERVICES:

              (a) The Executive shall continue to perform such duties of an executive nature for the Corporation and its subsidiaries as she shall have performed


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heretofore, or as may be assigned to her from time to time by the Board of
Directors of the Corporation but consistent with the duties and responsibilities of persons holding the same such positions at other publicly traded companies. The Executive shall (i) be in charge of the business of the Corporation; (ii) ensure that the resolutions and directions of the Board of Directors are carried into effect, unless such responsibility is specifically delegated by the Board of Directors to some other person; and (iii) in general, discharge all duties incident to the office of President and Chairman, again as shall be consistent with the duties and responsibilities of persons holding the same such positions at other publicly traded companies. The Executive shall serve the Corporation and its subsidiaries faithfully and to the best of her ability and shall devote her full business time and efforts to the business and affairs of the Corporation and its subsidiaries, subject to absences for vacation and illness as provided in this Agreement. The Executive shall be subject at all times to the direction and control of the Board of Directors. The Executive shall give the Board periodic reports and keep it informed on a current basis concerning the business affairs of the Corporation and its subsidiaries.

              (b) During the term of this Agreement, the Executive agrees to serve, if elected, as a member of the Board of Directors of the Corporation or any of its subsidiaries, as a member of any committee of the Board of Directors of the Corporation or any of its subsidiaries, and/or as an officer of any subsidiary of the Corporation. The Executive shall not receive any additional compensation for such positions.


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         4.   UNAUTHORIZED DISCLOSURE; NON-COMPETITION:

              (a) During the term of this Agreement and continuing forever thereafter, the Executive shall not, directly or indirectly without the prior written consent of the Corporation's Board of Directors (i) disclose through any means whatsoever any Confidential Information (as hereinafter defined) to any person, other than an authorized officer, director, employee, consultant, adviser, agent, or affiliate of the Corporation or any of its subsidiaries, nor (ii) use any Confidential Information for any purpose except insofar as such use is consistent with both the scope of the Executive's duties to the Corporation and/or its subsidiaries and the terms and conditions of this Agreement. "Confidential Information" shall include all information, whether or not reduced to written or other tangible form, relating to the business of the Corporation or its subsidiaries that is not generally known in the industry. "Confidential Information" shall include, but not be limited to, trade secrets, marketing information, patient lists, employee lists, customer lists, information concerning business relationships between the Corporation (including its subsidiaries) and its patients and vendors, any medical, personal or other information relating to the Corporation's (or its subsidiaries') patients, and the Corporation's (or its subsidiaries') policies and procedures for caring for its patients. "Confidential Information" shall not include information (x) which is in the public domain other than by disclosure by Executive in violation of this Agreement, or (y) which is known to Executive as a result of her own efforts prior to her affiliation with the Corporation as an officer, director, employee, stockholder or independent contractor. The Executive may


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respond to proper subpoenas issued by governmental agencies without the
Corporation's prior written consent, but with prior notice to the Corporation.

              (b) During the term of this Agreement the Executive will not directly or indirectly, alone or together with or through one or more persons, own, manage, operate, control or participate in the ownership, management, operation or control of, or be connected as an officer, employee, partner, independent contractor, agent, director or otherwise with, or have any financial interest in, or aid or assist anyone else in the conduct of (collectively "Compete In"), any business (a "Competitive Operation") which competes with or is in the same business as any business or operation conducted by the Corporation or by any group, division or subsidiary of the Corporation including home care and pharmaceutical/infusion services. During the twenty-four month period beginning upon termination of this Agreement, the Executive shall not Compete In any Competitive Operation (determined as of the time of termination of this Agreement) within a one-hundred mile radius of each office of the Corporation and/or any of its groups, divisions or subsidiaries. Ownership of ten percent (10%) or less of the voting stock of any corporation shall not by itself constitute a violation hereof.

         5.   COMPENSATION:

              (a) As compensation for all of the services to be performed by the Executive in any capacity hereunder, including services as an officer, director or member of any committee of the Corporation and/or its subsidiaries and any additional duties assigned to her hereunder by the Board of Directors, the Corporation agrees to



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pay to the Executive:

     (i) As base salary for each of the five (5) years of this Agreement, the annual sum of $250,000.00 or such greater amount as shall be approved by the Corporation's Board of Directors from time to time, payable in accordance with the Corporation's normal and customary payroll practices;

     (ii) A bonus, payable within 120 days following the end of each of the Corporation's fiscal years, in an amount equal to five percent (5%) of the Corporation's Net After Tax Income, computed on and payable for all such net income in excess of $800,000.00 per fiscal year, computed at the end of each of the Corporation's fiscal years occurring during the term of this Agreement and the fiscal year ending immediately following December 31, 2000 (prorated for any partial year of this Agreement) which sum the Executive, at her option, shall be permitted to receive from the Corporation in cash or an equivalent amount of the Corporation's common stock or any combination of both;

     (iii) Such incentive compensation as shall be calculated and paid in accordance with the terms set forth on Exhibit "A" attached hereto.

              (b) The Executive shall be entitled to participate in or receive benefits under all of the Corporation's employee benefit plans and arrangements, including, without limitation, any pension plan, profit sharing plan, savings plan, stock option plan, life insurance (subject to the terms and conditions set forth below), health-and-accident plan or arrangement made available by the Corporation in the future to its executives and key management employees, subject to and on a basis consistent with the terms, conditions and overall administration of such plan and arrangements. Nothing herein shall require the Corporation at any time to create or continue any such plan, program or arrangement provided, however, that in the event the Corporation shall diminish, modify, amend, alter or eliminate any such plan or plans which causes a diminution of benefits to Executive, then, and such event, the Corporation shall pay


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to the Executive, upon the occurrence of such event, a sum of money equal to the present value of the difference between the value of said benefit on the date hereof and the value of said benefit after occurrence of such event, computed as if same had continue through the balance of the five (5) year term of this Agreement. Nothing paid to the Executive under any plan or arrangement shall be deemed to be in lieu of compensation to the Executive hereunder.

              (c) The Corporation shall purchase, pay for and maintain a split dollar life insurance policy insuring the Executive in an amount and under terms not less favorable to Executive than in effect on the date of execution by Executive of this Agreement. The Executive shall have no incidence of ownership in the policy. The policy ownership and beneficiary is split as follows: The Corporation shall be the owner and beneficiary of the sum of its contributions either upon death or surrender. The Mittasch Insurance Trust shall be the owner and beneficiary of the balance of the proceeds.

              (d) Commencing January 1, 1996, the Executive shall be entitled to the number of paid vacation days in each calendar year determined by the Board of Directors from time to time for the Corporation's senior executive officers, but not less than four (4) weeks in any calendar year (prorated in any calendar year during which the Executive is employed hereunder for less than the entire such year in accordance with the number of days in such calendar year during which she is so employed). The Executive shall also be entitled to all paid holidays given by the Corporation to its senior executive officers, and as many sick days as shall be necessary.


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              (e) The Corporation shall award and the Executive shall receive options to purchase shares of the Corporation's common stock at the exercise purchase price of Two ($2.00) Dollars per share of stock within 120 days following the end of each of the Corporation's fiscal years based upon the Corporation's income and in amounts set forth below:

     Number of Share Options            Audited Net Income Per Share
     -----------------------            ----------------------------

          none                                $ 0.00 to $0.14

          50,000                              $ 0.15


          50,000 plus an additional           $ 0.16 and over
          5,000  share options per
                 penny of income over $ 0.15

Executive shall have the right to exercise said options within ten (10) years after the date of grant of each of same, regardless of whether Executive shall still then be employed.

         6.   EXPENSES:

              (a) The Corporation shall reimburse the Executive for any out-of-pocket expenses reasonably incurred by the Executive in the performance of her duties to the Corporation upon receipt of appropriate vouchers therefore, in accordance with the Corporations current practices, as such practices may be changed from time to time by the Board of Directors.

              (b) The Corporation recognizes the Executive's business need for an automobile for business purposes. The Corporation, therefore, shall lease an automobile for the Executive's use and, through December 31, 2000, regardless of


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whether Executive is then or continued throughout the entire period to be employed by the Corporation, shall bear and pay for the cost of all related lease payments, maintenance, repairs, gas, insurance and other costs attributable to the use, operation and care of the said automobile. The automobile leased by the Corporation for the Executive may also be used by other officers of the Corporation for business purposes. The Executive may select the automobile to be leased by the Corporation for her business use, provided that the lease payments for such automobile shall not exceed eighteen thousand dollars ($18,000.00) per year. On January 1, 2001, or on such earlier date as Executive's employment with the Corporation shall have terminated for any reason whatsoever, the Corporation shall take whatever action shall be necessary and required, and assume and pay all costs, including but not limited to, any lease buy-out/termination payments, so that the Corporation effects an outright transfer of title and ownership to Executive of the automobile then utilized by Executive.

         7.   TERMINATION:

              (a) The Corporation shall have the right, at its sole option, to terminate this Agreement "for cause" at any time, without further payment to the Executive other than compensation earned under subparagraph 5(a)(i) and
(ii) prior to the date of termination, by notice to the Executive (or her personal representative, as the case may be) specifying the reason for such termination, and the Executive shall not be entitled to any incentive compensation for the periods ending on the date of such termination. For purposes of this Agreement, "cause" shall be limited to and shall mean solely
(i) failure to substantially and materially perform her duties hereunder,


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other than any such failure resulting from the Executive's incapacity due to physical or mental illness; (ii) the Executive's gross misconduct materially injurious to the Corporation; (iii) the material breach by the Executive of any material terms of this Agreement; or (iv) the Executive's conviction of a felony. Notwithstanding the foregoing, Corporation agrees that prior to declaration by the Corporation that Executive has engaged in or failed to engage in any conduct which would give rise to a right on the part of the Corporation to terminate this Agreement "for cause" hereunder, the Corporation shall first give written notice to Executive particularizing each act or failure to act upon which it will rely and Executive shall then have ten (10) calendar days in which to cure same provided that if Executive so cures, the Corporation shall thereafter take no further action on account thereof. Moreover, any action taken by the Executive in bona fide good faith and in furtherance of her duties under this Agreement shall not be deemed "cause".

              (b) The Corporation shall have the right to terminate Executive's employment following the end of the twelfth complete month of disability rendering Executive unable to perform all or substantially all of her duties and responsibilities hereunder provided that during said twelve
(12) months of disability, the Corporation shall pay to Executive and Executive shall receive all salary, incentive compensation, bonus, stock options and benefits to which she otherwise would have been entitled had she not been disabled. The Corporation shall have the right to an independent medical examination of Executive following notice to it by Executive that she is so disabled in order to confirm the said disability. Any dispute thereof shall be subject

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to arbitration as provided for in this Agreement.

              (c) This Agreement shall terminate automatically upon the death of the Executive. In such event, the Corporation shall pay the estate of the Executive, in addition to any amounts to which the Executive's estate would otherwise be entitled under the Corporation's retirement plans and group life insurance policy, within 30 days after the date of termination, all compensation earned under paragraph 5 through the date of termination, provided that the incentive compensation shall be payable within 120 days after termination as set forth on Exhibit A. The estate of the Executive shall arrange for the immediate return of the automobile leased for the Executive by the Corporation.

              (d) The Executive shall have the right, at her sole option, to terminate this Agreement, upon 30 days' prior notice, if the Corporation materially breached any material provision of this Agreement. Upon such termination, the Executive shall be entitled to receive all compensation earned under paragraph 5 through the date of termination plus, in addition thereto and as severance, all unpaid salary, compensation, incentive compensation and benefits from date of termination by Executive through December 31, 2000, without any obligation on the part of Executive to mitigate her damages nor without any right of offset against said sum by the Corporation. In addition, the Corporation shall transfer to Executive the title and ownership of the automobile leased by it for Executive's use and shall pay to leasor all sums of money required to pay off the said lease so that title and ownership of same is transferred to Executive free and clear and without any liens or encumbrances. Following such


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transfer, Executive shall assume responsibility for all costs of operation attributable to said automobile.

         8. INDEMNIFICATION: The Corporation, to the fullest extent permissible by applicable corporate law shall indemnify, hold harmless and defend Executive against any and all claims, causes of action and lawsuits of any and all types and nature arising out or relating to Executive's performance of her duties and responsibilities for the Corporation under this Agreement or otherwise, wheresoever brought or commenced, and in whatever forum brought or commenced. The Corporation's Board of Directors shall take whatever action shall be necessary or required, whether by Resolution or otherwise, to effect the intent of this provision.

         9. RETURN BY EXECUTIVE OF CORPORATION PROPERTY:

         In the event of the Executive's termination of this Agreement for any reason, the Executive shall, on or prior to such termination, return to the Corporation all papers, documents, computer disks, employee lists and all other property belonging to the Corporation and/or any of its subsidiaries or relating to the business of the Corporation and/or any of its subsidiaries that shall then be in Executive's possession or under Executive's control.

         10. SUCCESSORS; BINDING AGREEMENT; ASSIGNMENT:

              (a) The Corporation shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Corporation, by agreement in form and substance satisfactory to the Executive, to expressly assume and agree to perform this


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Agreement in substance in the same manner and to the same extent that the
Corporation would be required to perform it if no such succession had taken place. Failure of the Corporation to obtain such agreement prior to the effectiveness of any such succession shall be a breach of this Agreement by the Corporation. As used in this Agreement "Corporation" shall mean the Corporation and any successor to its business and/or assets as aforesaid which executes and delivers the agreement provided for in this paragraph 9 or which otherwise becomes bound by all the terms and provisions of this Agreement by operation of law.

              (b) This Agreement is personal to the Executive and cannot be assigned nor may the duties of the Executive be delegated, except as expressly permitted by the Board of Directors.

              (c) This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or permitted legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

         11.  NOTICE:

              For purposes of this Agreement, notices and all other communications required or permitted under this Agreement shall be in writing and shall be deemed given when delivered personally or twenty-four hours after sending by FedEx or other overnight courier if sent to the Corporation at its principal office or to the Executive at her address set forth on the first page of this Agreement, provided that all notices to the Corporation shall be directed to the attention of the Chief Executive Officer of the Corporation with a copy to the Secretary of the Corporation, or to such other


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address as either party may have furnished to the other by like notice.

         12. EQUITABLE REMEDIES: Each party agrees that violation of the terms of this Agreement would cause irreparable damage to the other party for which the remedies at law would be inadequate, and each party shall be entitled, either in any court of law or equity, to preliminary, permanent and other injunctive and equitable relief against any breach of the terms of this Agreement, and such punitive and compensatory damages as shall be awarded. The foregoing shall not be construed to limit any relief at law, including, but not limited to damages, to which either party may be entitled by reason of any breach of the terms of this Agreement.

         13.  SAVINGS CLAUSE; VALIDITY:

              (a) If any of the restrictions set forth in Section 4 should, for any reason whatsoever, be declared invalid by a court of competent jurisdiction, the validity or enforceability of the remainder of such restrictions shall not thereby adversely be affected. It is intended that such restrictions shall be severable and shall apply separately and distinctly to every jurisdiction where applicable with the same force and effect as though said covenants were separately expressed with respect to each of such jurisdictions. The parties hereto declare that if any of the time, area or other restrictions or limitations contained in Section 4 is deemed to be unreasonable by a court of competent jurisdiction, then the parties agree and submit to the reduction of said time and/or area limitations and modification of such other restrictions to such period or area or other restrictions as said court shall deem reasonable in light on and in furtherance of the intent of this Agreement.

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              (b) Notwithstanding any other provisions of this Agreement, the invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

         14. ARBITRATION: All disputes, differences and controversies (collectively in this paragraph referred to as "Disputes") arising out of or in any way related to this Agreement may, at the written request of the Corporation (or any of its subsidiaries) or Executive, be submitted to and heard and decided by the American Arbitration Association ("AAA"), in Nassau County, New York to be heard and decided in accordance with the terms and conditions of this Agreement and the then rules of the AAA ("AAA Rules") by a panel of three (3) arbitrators (unless AAA Rules, as the case may be, shall require a different number of arbitrators) chosen in accordance with the applicable AAA Rules. The decision of the arbitrators shall be final and binding upon the parties, and an order may be entered upon the award of the arbitrators in any court of competent jurisdiction.

         15.  MISCELLANEOUS:

              (a) No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and by such officer as may be specifically designated by the Board of Directors of the Corporation.

              (b) No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with any condition or provision of this Agreement


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to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

              (c) This Agreement supersedes all prior agreements between the parties, written or oral, and cannot be amended or modified except by a writing signed by both parties.

              (d) The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York.

              (e) The covenants set forth in paragraphs 4, 7, 8, 9 and 10 of this Agreement shall survive the termination or expiration of this Agreement.

              IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.


                                   THE CARE GROUP, INC.




                                   By: /s/ Gilda G. Schechter
                                      ---------------------------------
                                      Gilda G. Schechter,
                                      Executive Vice-President


                                   EXECUTIVE



                                   /s/ Ann T. Mittasch
                                   ------------------------------------
                                          Ann T. Mittasch






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                                   EXHIBIT A
                            INCENTIVE COMPENSATION


         1. INCENTIVE COMPENSATION: The Corporation shall pay the Executive incentive compensation as provided below.

              (a) FULL YEARS: The Corporation shall pay to the Executive within 120 days after the end of each "Full Period" (as defined below) an incentive payment equal to five percent (5%) of the "Pre-Tax Net Income" of the Corporation for the Period (as defined below).

              (b) PARTIAL YEAR: The Corporation shall pay to the Executive within 120 days after the end of the "Final Period" (as defined below) an incentive payment equal to five percent (5%) of the "Pre-Tax Net Income" of the Corporation for the Period (as defined below) calculated on a consolidated basis and including the Corporation's subsidiaries) for the Period.

         2. FINANCIAL REPORTING; PAYMENT OF INCENTIVE COMPENSATION: Promptly after the end of each Period the Corporation shall determine the Pre-Tax Net Income of the Corporation based on the Corporations unaudited financial statements (or, if audited financial statements are prepared in the ordinary course of business, based on such statements). A copy of such statements shall be delivered to the Executive as soon as they are available, together with a statement showing the computation of the incentive payment due for such Period, accompanied by payment of such amount. Each statement shall be final, conclusive and binding on the executive unless the Executive gives notice to the Corporation within 15 days after receipt of such statements, stating in reasonable detail (i) the executive's specific objections to the computation of Pre-Tax Net Income or the incentive payment; (ii) the detailed adjustments the Executive believes are required to satisfy such objections; and (iii) the amount of Pre-Tax Net Income or incentive payment the executive believes to be correct, taking into account such adjustments. If the parties cannot agree upon the amount of the adjustment, if any, of the disputed item, it shall be conclusively determined by Geschwind & Davidson or such other national accounting firm as is regularly retained by the Corporation.

         3.   DEFINITIONS:

              (a) A "Full Period" shall mean each period of twelve (12) months of employment under the Employment Agreement beginning January 1 and ending on the next December 31. The "Final Period" shall mean the period beginning on the last January 1 during the executive's employment under the Employment Agreement and ending on the day employment ceases. Each Full Period and the Final Period are sometimes referred to as a Period.

              (b) "Pre-Tax Net Income" shall mean the net income of the Corporation (calculated on a consolidated basis and including the Corporation's subsidiaries), before deduction of federal, state and city taxes based on net income, determined by the Corporation's accountants in accordance with generally accepted accounting principles, provided that pre-tax net losses in any year, if any, shall be carried forward (but not backward) to future years as a setoff against Pre-Tax Net Income of such future years.


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